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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                        Date of Report: February 18, 2000

                     WORLDWIDE ENTERTAINMENT & SPORTS CORP.
               (Exact name of Registrant as specified in charter)

Delaware                            000-21585                         22-3393152
(State or other                  (Commission File No.)             (IRS Employer
jurisdiction of                                                   Identification
incorporation)                                                           Number)

               29 Northfield Avenue, West Orange, New Jersey 07052 (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (973) 325-3244




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Item 5. Other Events

      On February 8, 2000, Worldwide announced that one of its subsidiaries has acquired House of Boxing, a boxing web site located at www.Houseofboxing.com for cash, stock and other consideration. House of Boxing's web site is a comprehensive source for boxing information on the Internet. House of Boxing was one of the first sports web sites to secure credentials to major boxing events. Last year, House of Boxing covered Mike Tyson and Oscar De La Hoya bouts and the world heavyweight championship for its online boxing fans by providing live pre- and post-fight interviews and other media coverage. House of Boxing provides boxing fans with fight schedules, news, rankings, and exclusive streaming video and audio profiles and pre- and post-fight interviews with the top fighters and personalities in the sport and business of boxing. In addition, House of Boxing provides branded content distribution to other sports publications and is developing an e-commerce store for its web site.

      The consideration for the acquisition of House of Boxing consisted of

                  $100,000 payable over two years; and

                  100,000 shares of restricted common stock of Worldwide, payable over two years.

      Gary Randall and Douglass Fischer, the founders of House of Boxing, also entered into employment agreements with a subsidiary of Worldwide. They will continue to be responsible for the overall operations of the website. Under their agreements, each of them will receive $75,000, along with customary employee benefits, per year for four years. They each have an option to extend the agreements for a fifth year. If Worldwide agrees with Messrs. Randall and Fischer to terminate their employment agreements prior to the end of the term, the acquisition agreement provides that Worldwide will receive a full refund of the purchase price and shall transfer ownership of www.Houseofboxing.com back to Messrs. Randall and Fischer.

Item 7. Financial Statements and Exhibits

      (C) Exhibits

      10.16 Asset Purchase Agreement dated February 5, 2000 among Worldwide Houseofboxing.com Inc., a Delaware corporation, Worldwide Entertainment & Sports Corp., and Gary Randall and Douglass Fischer.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        WORLDWIDE ENTERTAINMENT & SPORTS CORP


      Date  February 18, 2000              BY: /s/ Marc Roberts
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                                           Marc Roberts, Chief Executive Officer